PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Fourth Quarter and Full Year 2012 Financial Results

Provides 2013 Financial Guidance

Fourth Quarter Highlights:

•	Revenue of $106.6 million, up 26% year-over-year
•	Gross margin of 27.1% compared to 16.4% year ago
•	Operating income of $8.7 million; as adjusted operating income of $13.7 million, up 403% year-over-year
•	Net income of $2.9 million; as adjusted net income of $6.1 million, up 371% year-over-year
•	Generated strong cash from operations of $10.7 million
•	Continued debt reduction; leverage ratio at 3.3

WARSAW, Ind., February 21, 2013 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced fourth quarter and full year 2012 financial results for the period ended December 29, 2012.

	Fourth Quarter			Vs Prior Quarter			Total Year
(in millions, except per share data)	2012	2011	Change	4Q'12	3Q'12	Change	2012	2011	Change
Revenue	$106.6	$84.5	26%	$106.6	$100.9	6%	$410.5	$359.0	14%
Operating income	8.7	(4.1)	FAV	8.7	10.2	-15%	33.0	8.3	300%
Net income	2.9	(3.2)	FAV	2.9	3.7	-22%	9.1	2.9	216%
EPS	$0.08	$(0.09)	FAV	$0.08	$0.10	-20%	$0.25	$0.08	213%

As Adjusted Non-GAAP*
Operating income*	$13.7	$2.7	403%	$13.7	$14.0	-2%	$49.7	$24.3	104%
Net income*	6.1	1.3	371%	6.1	6.5	-6%	20.7	13.6	53%
EPS*	$0.17	$0.04	340%	$0.17	$0.18	-6%	$0.57	$0.38	51%

* Excludes non-cash charges for stock compensation expense, amortization of intangible assets and debt issuance costs, impairment of an intangible asset in 2011, as well as charges for management transition costs, acquisition related costs, facility closure and severance, SEC related legal costs and legal entity restructuring costs. See “As Adjusted Financial Measures” below.

(in millions, except per share data)	Fourth Quarter			Vs Prior Quarter			Total Year
Revenue by Product: by Segment	2012	2011	Change	4Q'12	3Q'12	Change	2012	2011	Change
OEM Solutions Revenue
Instruments	$30.0	$27.3	10%	$30.0	$29.6	1%	$115.2	$115.3	0%
Implants	26.5	22.9	16%	26.5	25.6	3%	102.0	103.3	-1%
Cases	13.9	15.9	-12%	13.9	14.2	-2%	58.5	75.8	-23%
Other	7.7	7.2	8%	7.7	6.7	16%	27.6	25.1	10%
Total OEM Solutions Revenue	$78.1	$73.3	7%	$78.1	$76.1	3%	$303.3	$319.5	-5%
Symmetry Surgical Revenue	28.5	11.2	154%	28.5	24.8	15%	107.2	39.5	172%

Total Revenue	$106.6	$84.5	26%	$106.6	$100.9	6%	$410.5	$359.0	14%

Revenue for the fourth quarter 2012 was $106.6 million, up 26.1% compared to $84.5 million in the same period last year. The year-over-year revenue increase was driven by growth in the Company’s OEM Solutions and Symmetry Surgical segments. Symmetry Surgical segment results for the fourth quarter 2012 included the Company’s December 2011 acquisition of the surgical instruments business of Codman & Shurtleff, Inc.

The increase in revenue in the Company’s OEM Solutions segment to $78.1 million in the fourth quarter 2012 from $73.3 million in the fourth quarter 2011 was driven by increased implant demand by OEM customers as a result of stronger procedural growth and reduced impact of unfavorable inventory reductions made in the fourth quarter 2011. Additionally, instrument revenue benefitted from continued stable customer capital spending as compared to the fourth quarter 2011, which included reduced customer capital spending on instruments. These increases were partially offset by continued weaker case customer demand and market share loss in the case business. Foreign currency exchange rates had a neutral impact on the fourth quarter 2012 OEM Solutions segment revenue as compared to the fourth quarter 2011. On a sequential basis, fourth quarter 2012 OEM Solutions revenue was up 2.6% compared to the third quarter 2012, primarily driven by increased demand in the Implant and Other categories, and indicative of the improved procedural growth reported by the Company’s OEM customers during the fourth quarter 2012.

The increase in revenue from the Company’s Symmetry Surgical segment to $28.5 million in the fourth quarter 2012 from $11.2 million in the fourth quarter 2011 was primarily due to the inclusion of $13.1 million of revenues from the Company’s acquisition of the surgical instruments business of Codman & Shurtleff, Inc., as well as, a one-time purchase of $2.9 million by an OEM Solutions customer who was served by Symmetry Surgical. Excluding this acquisition and one-time purchase, Symmetry Surgical segment revenue increased 10.4% year-over-year and 3.0% sequentially.

Gross profit for the fourth quarter 2012 was $28.9 million, up 108.9% compared to $13.8 million in the same period last year. Gross margin percentage for the fourth quarter 2012 was 27.1%, compared to 16.4% in the fourth quarter 2011. The increase in gross margin was driven by a larger percentage of revenue from the Company’s higher margin Symmetry Surgical segment. Gross margin also benefitted from strength in OEM Solutions gross margin, which was primarily driven by improvements in scrap, consumables, and efficiencies resulting from the Company’s lean initiatives, as well as, increased leveraging of overhead costs.

Sales, marketing, general and administrative expenses in the fourth quarter 2012 were $19.0 million, compared to $15.2 million in the same period last year. The increase in the fourth quarter 2012 was primarily due to higher ongoing costs in the Symmetry Surgical segment for the Codman business which was acquired on December 29, 2011; thus, such costs did not impact 2011, including increased amortization of intangible assets $1.3 million. The fourth quarter 2012 also included a $0.5 million increase in stock compensation expense. This was offset by the reduction of $1.2 million in acquisition related costs and $0.5 million in management transition expenses. In addition, the fourth quarter 2011 included an impairment charge of $1.5 million related to the write off the Specialty Surgical Instruments (“SSi”) trade-name and SEC-related legal costs of $0.2 million, both of which did not recur in the fourth quarter 2012. Facility closure and severance costs were negligible in the fourth quarter of 2012, compared to costs of $0.2 million in the same period last year.

Operating income for the fourth quarter 2012 was $8.7 million, compared to an operating loss of $4.1 million in the same period last year. Operating margin was 8.2% in the fourth quarter 2012, compared to (4.8%) in the same period last year. Excluding amortization of intangible assets, stock compensation expense, management transition costs, acquisition related costs, the impairment of intangible asset in 2011, SEC-related legal costs, facility closure and severance costs, and legal entity restructuring costs, operating income for the fourth quarter 2012 was $13.7 million, up 403.2% compared to $2.7 million in the same period last year primarily driven by significantly improved gross margin in the OEM Solutions segment as well as the impact of the Codman surgical instruments acquisition.

Interest expense for the fourth quarter 2012 was $4.7 million, compared to interest expense of $1.1 million in the same period last year. This increase was driven by incremental debt utilized to complete the Codman surgical instruments acquisition in December 2011.

Income tax expense for the fourth quarter 2012 was $0.7 million, compared to an income tax benefit of $1.8 million in the same period last year, driven by the increase in pre-tax income.

Net income for the fourth quarter 2012 was $2.9 million, or $0.08 per diluted share, compared to net loss of $3.2 million, or $(0.09) per diluted share, in the same period last year. Excluding amortization of intangible assets and debt issuance costs, stock compensation expense, management transition costs, acquisition related costs, the impairment of intangible asset in 2011, SEC-related legal costs, facility closure and severance costs, and legal entity restructuring costs referenced above, net income for the fourth quarter 2012 was $6.1 million, or $0.17 per diluted share, compared to $1.3 million, or $0.04 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the fourth quarter of 2012 was 36,590,612.

Revenue for the full year 2012 was $410.5 million, up 14.3% compared to $359.0 million reported in the full year 2011. Full year 2012 revenue in the OEM Solutions segment was $303.3 million, compared to $319.5 million in the same period last year. This decline in revenue was primarily due to weaker case customer demand. 2012 revenue was also impacted by $3.7 million due to the unfavorable impact of foreign currency exchange rates. Full year 2012 revenue in the Symmetry Surgical segment was $107.2 million, up 171.5% compared to $39.5 million in the same period last year, including the impact of the Olsen Medical acquisition and the acquisition of the surgical instruments business of Codman & Shurtleff, Inc., which contributed $59.8 million of revenue in the full year 2012. Excluding these acquisitions and the one-time fourth quarter purchase, the Symmetry Surgical segment grew 12.8% organically.

Gross margin percentage for the full year 2012 was 26.6%, compared to 19.8% for the full year 2011. Net income for the full year 2012 was $9.1 million, or $0.25 per diluted share, compared to $2.9 million, or $0.08 per diluted share, reported in the full year 2011. Excluding amortization of intangible assets and debt issuance costs, stock compensation expense, management transition costs, acquisition related costs, the impairment of intangible asset in 2011, SEC-related legal costs, facility closure and severance costs, and legal entity restructuring costs referenced above, net income for the full year 2012 was $20.7 million, or $0.57 per diluted share, compared to $13.6 million, or $0.38 per diluted share, reported in the full year 2011.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “In 2012 we successfully executed the key initiatives we outlined for the year. These included improving the gross margin in our OEM Solutions segment, integrating the Codman surgical instrument business into our Symmetry Surgical segment, commercializing a record number of new products, and delivering enhanced cash flow to significantly reduce our debt. 2012 reflected the initial benefit of these business initiatives, and combined with a stable-to-slightly-improving orthopedic procedure market, we believe we are well positioned to continue to enhance shareholder value with ongoing improvement in results in 2013 and beyond.”

Financial Guidance

The following forward-looking estimates regarding 2013 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

For the full year 2013, the Company expects revenue to be in the range of $420 million to $440 million. The Company expects full year 2013 GAAP earnings per diluted share to be in the range of $0.35 to $0.47 and full year 2013 as adjusted* earnings per diluted share to be in the range of $0.64 to $0.76. This includes a negative $0.03 impact of the Medical Device Excise Tax in SG&A expense. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, severance costs and other one-time expenses. These items are expected to negatively impact full year 2013 GAAP earnings per diluted share by approximately $0.29.

Diluted earnings per share – GAAP	$0.35 - $0.47

Estimated Amortization	($0.16)
Estimated stock compensation expense	($0.08)
Estimated all other adjustments	($0.05)

Diluted earnings per share – as adjusted*	$0.64 - $0.76

Conference Call

Symmetry Medical will host a conference call to discuss fourth quarter and full year 2012 financial results at 8:00 a.m. ET on February 21, 2013. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (888) 771-4371 for domestic callers and (847) 585-4405 for international. The confirmation number for both is 34152034 (please reference “Zack Kubow” as host and “Symmetry Medical” as the Company). After the live webcast, the call will remain available on Symmetry Medical’s website through May 1, 2013. In addition, a telephonic replay of the call will be available until February 28, 2013. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use passcode 3415 2034#.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, facility closure and severance costs and the impairment of intangible assets in 2011.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		Year to Date
	December 29,	December 31,	December 29,	December 31,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)

Revenue	$106,556	$84,508	$410,505	$359,046
Cost of revenue	77,641	70,664	301,449	287,897

Gross profit	28,915	13,844	109,056	71,149

Research and development expenses	1,154	1,008	4,152	4,040
Sales and marketing expenses	6,512	4,102	26,380	17,455
General and administrative expenses	12,526	11,079	44,857	37,163
Impairment of intangible asset	-	1,529	-	1,529
Facility closure and severance	26	184	622	2,710

Operating income	8,697	(4,058)	33,045	8,252
Other (income) expense:
Interest expense	4,715	1,108	19,620	3,862
Derivatives valuation gain	(63)	-	(242)	-
Other	460	(191)	(102)	400

Income before income taxes	3,585	(4,975)	13,769	3,990
Income tax expense	662	(1,803)	4,642	1,098

Net income	$2,923	$(3,172)	$9,127	$2,892

Net income per share:
Basic	$0.08	$(0.09)	$0.25	$0.08

Diluted	$0.08	$(0.09)	$0.25	$0.08

Weighted average common shares and equivalent shares outstanding:
Basic	36,097	35,691	35,987	35,576
Diluted	36,591	35,691	36,418	36,021

Symmetry Medical Inc.
Consolidated Balance Sheets
In Thousands
	December 29,	December 31,
	2012	2011

ASSETS:
Current Assets:
Cash and cash equivalents	$9,815	$18,931
Accounts receivable, net	62,593	51,835
Inventories	64,437	84,678
Refundable income taxes	4,904	5,090
Deferred income taxes	7,878	7,535
Derivative valuation asset	242	-
Other current assets	4,145	4,863

Total current assets	154,014	172,932
Property and equipment, net	98,046	103,363
Goodwill	229,134	229,112
Intangible assets, net of accumulated amortization	116,403	124,276
Other assets	7,721	9,182

Total Assets	$605,318	$638,865

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$27,863	$23,343
Accrued wages and benefits	9,354	7,637
Other accrued expenses	10,028	5,825
Accrued income taxes	-	522
Current portion of derivative valuation liability	513	-
Deferred income taxes	-	39
Revolving line of credit	-	6,567
Current portion of capital lease obligations	492	483
Current portion of long-term debt	11,111	5,904

Total current liabilities	59,361	50,320
Accrued income taxes	7,035	6,844
Deferred income taxes	17,910	18,459
Derivative valuation liability, less current portion	3,883	-
Other liabilities	869	619
Capital lease obligations, less current portion	1,417	1,907
Long-term debt, less current portion	200,113	259,317

Total Liabilities	290,588	337,466

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued December 29, 2012--36,795; December 31, 2011--36,426	4	4
Additional paid-in capital	287,453	283,071
Retained earnings	26,267	17,140
Accumulated other comprehensive income	1,006	1,184

Total Shareholders' Equity	314,730	301,399

Total Liabilities and Shareholders' Equity	$605,318	$638,865

Reconciliation of As Adjusted Financial Measures
	Three Months Ended			Year to Date
	December 29,	September 29,	December 31,	December 29,	December 31,
	2012	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income, as reported	$8,697	$10,172	$(4,058)	$33,045	$8,252
Adjustments:
Amortization of intangible assets	2,002	2,017	745	$8,039	$2,883
Stock Compensation expense (1)	957	1,126	456	$4,032	$995
Management transition costs (2)	58	58	513	232	3,676
Acquisition related costs (3)	1,932	635	3,127	3,210	3,602
Impairment of intangible asset	-	-	1,529	-	1,529
SEC-related legal costs (4)	-	-	221	133	684
Facility closure and severance	26	(76)	184	622	2,710
Legal entity restructuring (5)	-	54	-	369	-

Operating income, as adjusted	$13,672	$13,986	$2,717	$49,682	$24,331

Net income, as reported	$2,923	$3,738	$(3,172)	$9,127	$2,892
Adjustments:
Amortization of intangible assets	1,301	1,311	484	5,225	1,874
Amortization of debt issuance costs	279	295	64	1,117	229
Stock Compensation expense (1)	622	732	296	2,621	647
Management transition costs (2)	38	38	333	151	2,389
Acquisition related costs (3)	1,256	413	2,033	2,087	2,341
Impairment of intangible asset	-	-	994	-	994
SEC-related legal costs (4)	-	-	144	(326)	445
Facility closure and severance	17	(49)	120	404	1,762
Legal entity restructuring (5)	(333)	35	-	332	-

Net income, as adjusted	$6,103	$6,513	$1,296	$20,738	$13,573

Earning per diluted share, as reported	$0.08	$0.10	$(0.09)	$0.25	$0.08
Impact of adjustments	0.09	0.08	0.13	0.32	0.30

Earning per diluted share, as adjusted	$0.17	$0.18	$0.04	$0.57	$0.38

(1) Stock compensation expense is included in three adjustment categories; stock compensation expense, acquisition related costs and management transition costs.

(2) Management transition costs for the fourth quarter 2011 and full year 2011 included stock compensation expense of $226 and $1,862 respectively.

(3) Acquisition related costs include costs associated with professional fees, non-cash purchase accounting inventory step-up non-cash stock compensation expense related to a stock grant made to members of Symmetry management associated with the successful completion of the Codman acquisition. Non-cash purchase accounting inventory step-up amortization for the fourth quarter 2011 and full year 2012 and 2011 was $345, $365 and $631, respectively. Non-cash stock compensation expense for the fourth quarter and full year 2011 were $816.

(4) Fourth quarter 2011 and full years 2012 and 2011 include professional fees associated with the informal SEC inquiry which concluded in early 2012. Full year 2012 includes cash received by the Corporation from two executive officers related to the settlement of the informal SEC inquiry, which was reported in Other Income in the statement of operations.

(5) Legal entity restructuring during 2012 includes professional fees, foreign currency impact and a net unfavorable income tax impact.